BlackRock Funds:
Virginia Municipal Money Market

File Number:

CIK Number:

For the
Period Ended:

09/30/08




Pursuant to Exemptive Order ICA Release No. 15520 dated
January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith
Incorporated, for the period October 1, 2007 through September 30, 2008.


                               SALES (IN THOUSANDS)
TRANSACTION       FACE                                      DUE
DATE             AMOUNT    SECURITY DESCRIPTION     RATE    DATE

11/01/07        $ 505      VIRGINIA ST RES AUTH     3.44   10/01/16
11/19/07        $ 500      VIRGINIA COMWLTH         3.53   11/01/30
                           UNIV REV
01/18/08        $1,900     VIRGINIA COMWLTH         3.24   11/01/30
                           UNIV REV